EXHIBIT 99.1

WaferGen Bio-systems Reports Results for Third Quarter 2015

Company Reports Record Quarterly Revenues of $2.0 Million

Commercial Launch of ICELL8™ Single Cell System Expected to Drive Further Revenue Growth

Successful Completion of $17.25 Million Offering Supports ICELL8™ Commercialization

FREMONT, California -- November 10, 2015 – WaferGen Bio-systems, Inc. (NasdaqCM: WGBS) announced today its financial results for the third quarter and nine months ended September 30, 2015.

Key Recent Highlights

•	Commercially launched the ICELL8™ Single Cell System at the American Society of Human Genetics annual meeting

•
Successfully completed a public offering of WaferGen securities that raised gross proceeds of $17.25 million to support research and development and commercialization activities for our single cell products, as well as for sales and marketing activities and for general corporate and working capital purposes

•
Presented results from the ICELL8™ Single Cell System at the Single Cell Genomics Conference in Utrecht, The Netherlands, that included work from early access collaborators at The University of Texas MD Anderson Cancer Center

•
Obtained from the U.S. Patent and Trademark Office a patent and a notice of allowance for a patent application, each with method and system claims utilizing multi-well chips, providing greater strength for WaferGen’s core SmartChip™ products and applications, including the ICELL8™ Single Cell System

•
Signed a supply agreement with Reprogenetics for use of WaferGen’s Apollo 324™ Next Generation Sequencing (NGS) sample preparation system to enable automation of NGS library preparation for Preimplantation Genetic Screening testing used in in vitro fertilization

•	SmartChip platform selected by Annoroad for high-throughput target enrichment of BRCA1 and BRCA2 genes, SNP genotyping services and library quantification for NGS

“Over the past few months, our business has gained significant momentum,” said Rollie Carlson, Ph.D., President and Chief Executive Officer of WaferGen. “With our base business performing strongly following two quarters of sequential revenue growth, and the recent commercial launch of our revolutionary ICELL8 Single Cell System, WaferGen is well positioned for long-term success. In addition, following our recent public securities offering, the Company is now well capitalized in order to support a number of key corporate initiatives, including ICELL8-related commercialization activities.”

Third Quarter Ended September 30, 2015

Total revenue for the three months ended September 30, 2015, comprising product, license and royalty revenue, was approximately $2.0 million, compared to approximately $1.3 million for the prior year period. This was driven primarily by a $760,000, or 68%, increase in product revenue. The increase in product revenue was primarily attributable to increases in sales of SmartChip capital equipment in the three months ended September 30, 2015, with revenue up 121% from the comparable 2014 period, and sales of our Real-Time PCR Chip panels and services, with revenue up 103% from the comparable 2014 period. License and royalty revenue, at $125,000 in the three months ended September 30, 2015, was unchanged from the prior year period.

Gross profit and gross profit margins in the third quarter of 2015 were approximately $1.2 million and 58%, respectively, compared to gross profit and gross profit margins of approximately $0.9 million and 70%, respectively, in the third quarter of 2014.

Operating expenses in the three months ended September 30, 2015 totaled approximately $4.6 million, compared to approximately $4.0 million in the same period of 2014. Sales and Marketing expenses increased $463,000 to approximately $1.4 million, compared to approximately $1.0 million in the three months ended September 30, 2014. Research & Development expenses increased $478,000 to approximately $2.4 million, compared to approximately $1.9 million in the September 2014 quarter, primarily as a result of increased activities related to the development and commercialization of the Company’s single cell products. General and Administrative expenses decreased $352,000 to approximately $0.8 million, compared to approximately $1.1 million in the September 2014 quarter.

Net loss for the three months ended September 30, 2015, was approximately $3.5 million, or $0.61 per share, compared to a net loss of approximately $2.8 million, or $1.02 per share, in the same period of 2014.

Nine Months Ended September 30, 2015

Total revenue for the nine months ended September 30, 2015, comprising product, license and royalty revenue, was approximately $4.8 million, compared to approximately $4.4 million in the same period of 2014, primarily due to an increase in sales of our SmartChip Real-Time PCR Chip panels and services in the nine months ended September 30, 2015, with revenue up 103% from the comparable 2014 period. License and royalty revenue was unchanged at $375,000 in the nine months ended September 30, 2015.

In the nine months ended September 30, 2015, gross profit and gross profit margins were approximately $2.8 million and 59%, respectively, compared to gross profit and gross profit margins of approximately $2.7 million and 60%, respectively, in the same period of 2014.

Operating expenses in the nine months ended September 30, 2015 totaled approximately $14.7 million, compared to approximately $11.6 million in the same period of 2014. Sales and Marketing expenses increased $291,000 to approximately $3.9 million, compared to approximately $3.6 million in the same period of 2014. Research and Development expenses increased approximately $2.4 million to approximately $7.1 million, compared to approximately $4.7 million in the same period of 2014, primarily as a result of increased activities related to the development and commercialization of the

Company’s single cell products. General and Administrative expenses increased $401,000 to approximately $3.6 million from approximately $3.2 million in the same period of 2014, primarily from an increase in personnel-related costs.

Net loss for the September 2015 period was approximately $12.1 million, or $2.13 per share, an increase of approximately $4.7 million, compared to a net loss of approximately $7.4 million, or $4.87 per share, in the same period of 2014.

At September 30, 2015, the Company had cash & cash equivalents of approximately $3.7 million, compared to approximately $14.7 million at December 31, 2014. This does not include the approximately $15.7 million in net proceeds received in the recent public offering, which closed after the third quarter ended.

2015 Guidance
WaferGen continues to expect full-year 2015 revenue to be between $7.8 million and $8.2 million, including ICELL8-related revenue.

Conference Call & Webcast
Tuesday, November 10th @ 5pm Eastern:
Domestic:        877-407-3982
International:        201-493-6780
Conference ID:     13622196
Webcast:        http://public.viavid.com/player/index.php?id=116585

Replays, available through November 24:
Toll-Free:        877-870-5176
International:        858-384-5517
Conference ID:     13622196

About WaferGen
WaferGen Bio-systems, Inc. is a biotechnology company that offers innovative genomic technology solutions for single cell analysis and clinical research. The ICELL8™ Single Cell System is a cutting edge platform which can isolate thousands of single cells and processes specific cells for analysis, including Next Generation Sequencing (NGS). The system has demonstrated unbiased isolation of up to 1,800 single cells ranging from 5-100 µm in size on a single chip, including single cells from solid tumors, brain cells, pulmonary airway cells, and multiple cell lines. The SmartChip™ platform can be used for profiling and validating molecular biomarkers, and can perform massively parallel singleplex PCR for one-step target enrichment and library preparation for clinical NGS. The Apollo 324™ system can be used to process DNA and RNA from clinical samples to NGS-ready libraries. These technologies offer a powerful set of tools for biological analysis at the molecular and single cell level in the life sciences, pharmaceutical, and clinical laboratory industries.

For additional information, please see http://www.wafergen.com

Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the “safe harbor” created by those sections. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “could,” “seek,” “intend,” “plan,” “estimate,” “anticipate” or other comparable terms. Forward-looking statements in this press release may address the following subjects among others: statements regarding the sufficiency of our capital resources, expected operating losses, expected revenues, expected expenses, expected cash usage, our expectations regarding our development of future products including single cell analysis technologies and our expectations concerning our competitive position and business strategy. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

INVESTOR CONTACTS:

LifeSci Advisors, LLC
Brian Ritchie
BRitchie@LifeSciAdvisors.com

WaferGen Bio-systems, Inc.
Rollie Carlson
Rollie.Carlson@wafergen.com

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	September 30, 2015	December 31, 2014
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$3,672	$14,732
Accounts receivable	1,974	1,481
Inventories, net	1,534	813
Prepaid expenses and other current assets	436	380
Total current assets	7,616	17,406
Property and equipment, net	941	869
Goodwill	990	990
Intangible assets, net	1,025	1,362
Other assets	80	80
Total assets	$10,652	$20,707
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,022	$1,494
Accrued payroll and related costs	1,606	1,379
Current portion of long-term debt	178	117
Other current liabilities	965	832
Total current liabilities	4,771	3,822
Long-term debt, net of discount and current portion	2,516	2,235
Warrant derivative liabilities	18	126
Other liabilities	356	444
Total liabilities	7,661	6,627
Stockholders’ equity:
Common Stock	106,625	105,611
Accumulated deficit	(103,634)	(91,531)
Total stockholders’ equity	2,991	14,080
Total liabilities and stockholders’ equity	$10,652	$20,707

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenue:
Product	$1,885	$1,125	$4,391	$4,014
License and royalty	125	125	375	375
Total revenue	2,010	1,250	4,766	4,389
Cost of product revenue	848	374	1,938	1,739
Gross profit	1,162	876	2,828	2,650
Operating expenses:
Sales and marketing	1,425	962	3,890	3,599
Research and development	2,387	1,909	7,137	4,749
General and administrative	781	1,133	3,635	3,234
Total operating expenses	4,593	4,004	14,662	11,582
Operating loss	(3,431)	(3,128)	(11,834)	(8,932)
Other income and (expenses):
Interest expense, net	(113)	(108)	(326)	(320)
Gain on revaluation of warrant derivative liabilities, net	68	589	108	1,963
Loss on extinguishment of debt	—	(129)	—	(129)
Miscellaneous expense	—	(5)	(49)	(9)
Total other income and (expenses)	(45)	347	(267)	1,505
Net loss before provision for income taxes	(3,476)	(2,781	(12,101)	(7,427)
Provision for income taxes	—	—	2	3
Net loss	$(3,476)	$(2,781)	$(12,103)	$(7,430)
Net loss per share - basic and diluted	$(0.61)	$(1.02)	$(2.13)	$(4.87)
Shares used to compute net loss per share - basic and diluted	5,707	2,728	5,681	1,527